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                                                                   Exhibit 3.3





                          THE WASHINGTON POST COMPANY
             Incorporated under the Laws of the State of Delaware




                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION



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                         Effective as of September 22, 2003











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                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      of
                                  WP COMPANY
                      Effective as of September 22, 2003


      FIRST:  The name of the corporation (hereinafter called the Company) is

                                  WP COMPANY

     SECOND: The respective names of the County and of the City within the County in which the registered office of the Company is to be located in the State of Delaware are the County of New Castle and the City of Wilmington. The name of the registered agent of the Company is The Corporation Trust Company. The street and number of said registered office and the address by street and number of said registered agent is 1209 Orange Street, in the City of Wilmington.

     THIRD: The nature of the business of the Company and the objects and purposes to be transacted, promoted or carried on by it are as follows:

          (1) To publish any newspaper owned by the Company as an independent newspaper dedicated to the welfare of the community and the nation, in keeping with the principles of a free press; and

          (2) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Notwithstanding any provision of this Certificate of Incorporation, the Company shall not have power to carry on the business of constructing, maintaining or operating public utilities within the State of Delaware; nor shall anything herein be deemed to authorize the Company to carry on any business or exercise any power in any state, district, territory, possession or country which under the laws thereof the Company may not lawfully carry on or exercise.

         FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 1,000, consisting of 1,000 shares of Common Stock, par value $1.00 per share (hereinafter called the Common Stock).

A.   Common Stock

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      (1) Except as otherwise provided by (a) this Section A or (b) statute, voting power in the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock. Pursuant to Section 251(g) of the Delaware General Corporation Law, any act or transaction involving the Company, other than the election or removal of directors, that requires for its adoption under the Delaware General Corporation Law or this Certificate of Incorporation the approval of the holders of Common Stock shall also require the approval of the holders of Class A Stock of The Washington Post Company, formerly known as TWPC, Inc. (hereinafter called the Parent), by the same vote as is required by the Delaware General Corporation Law or this Certificate of Incorporation. Any director elected by the holders of Common Stock (and any successor to such director) shall be subject to removal without cause and to replacement from time to time by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock. Every holder of stock of a class entitled to vote upon a matter shall be entitled to one vote for each share of stock of such class standing in his name upon the books of the Company.

     (2) Pursuant to Section 251(g) of the Delaware General Corporation Law, holders of Class B Stock of the Parent shall be entitled to vote upon the following transactions with respect to the Company, but only to the extent that any national securities exchange on which the Class B Stock of the Parent shall be listed shall require a vote of the Class B Stock of the Parent as a condition to the listing on such exchange of the shares to be issued in such transaction if such transaction were with respect to the Parent and such shares to be issued were shares of Class B Stock of the Parent, the holders of Class B Stock of the Parent shall be entitled to vote as a separate class, and the holders of any series of Preferred Stock of the Parent which shall be entitled to vote thereon shall be entitled to vote together with the holders of Class B Stock of the Parent as a separate class; provided, however, that if any such vote by the holders of Class B Stock of the Parent shall be required as provided in this paragraph (2), the holders of Class A Stock of the Parent shall be entitled to vote thereon separately as a class, and in such event approval under this paragraph (2) shall require the affirmative vote of each such class:

               (i) the reservation of any shares of capital stock of the Company for issuance upon the exercise of options granted or to be granted to officers, directors or key employees; and

               (ii) the acquisition of the stock or assets of another company if either:

                   a. any director, officer or holder of 10% or more of the
               shares of any class of voting stock of the Company has an interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction;

                   b. the issuance or potential issuance of Common Stock
               and/or securities convertible into Common Stock in the transaction could result in an increase of 20% or more in the aggregate outstanding shares of Common Stock; or

                   c. the aggregate market value of the Common Stock issuable or potentially issuable and of any other consideration to be paid in the transaction equals 20% or more of the aggregate market value of the shares of Common Stock outstanding immediately prior to the transaction.

If at any time there shall not be any Class A Stock of the Parent outstanding, the provisions of this Certificate of Incorporation which provide limited and separate voting rights for the holders of the Class B Stock of the Parent shall cease to be of any effect, and such holders shall thereafter have the voting power, with respect to any act or transaction involving the Company, accorded to the holders of the Class A Stock of the Parent by this Certificate of Incorporation.

      (3) Fractional shares of Common Stock shall be issued upon and in connection with any conversion, split-up, merger, consolidation, reclassification, stock dividend or other change in so far as the same shall affect Common Stock. A certificate for a fractional share of Common Stock so issued shall entitle the holder to exercise voting rights, to receive dividends thereon, to participate in any of the assets of the Company in the event of liquidation and to all other rights in respect of Common Stock to the extent of such fractional share. No fractional share of stock of any other class of the Company now or hereafter authorized shall be issuable upon or in connection with any other conversion, split-up, merger, consolidation, reclassification, stock dividend or change involving stock of such other class; in lieu of any

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such fractional share, the person entitled to an interest in respect of such a fractional share shall be entitled, as determined from time to time by the Board of Directors, to either (i) a scrip certificate for such fractional share with such terms and conditions as the Board of Directors shall prescribe or (ii) the cash equivalent of any such fractional share based upon the market value of shares of such class at the date on which rights in respect of any such fractional share shall accrue, as determined in good faith by the Board of Directors.

      (4) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

 B. Issuance of Stock; Negation of Preemptive Rights

     Without the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock, the Company shall not issue or sell any shares of Common Stock or any obligation or security that shall be convertible into, or exchangeable for, or entitle the holder thereof to subscribe for or purchase, any shares of Common Stock. Except as expressly provided in this Section B or as the Board of Directors in its discretion may by resolution determine, no holder of stock of the Company of any class shall have any right to subscribe for or purchase any shares of stock of the Company of any class now or hereafter authorized or any obligations or securities which the Company may hereafter issue or sell that shall be convertible into, or exchangeable for, or entitle the holders thereof to subscribe for or purchase, any shares of any such class of stock of the Company.

 C.   Rights or Options

     Subject to Section B of this Article FOURTH, the Company shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Company, rights or options entitling the holders thereof to purchase from the Company any shares of its capital stock of any class or classes at the time authorized, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such rights or options may be issued and any such shares may be purchased from the Company upon the exercise of any such right or option shall be such as shall be fixed and stated in a resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

D.   Unclaimed Dividends

     Any and all right, title, interest and claim in or to any dividends declared, or other distributions made, by the Company, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of three years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Company, its transfer agents or other agents or depositories shall at such time become the absolute property of the Company, free and clear of any and all claims of any persons or other entities whatsoever.

     FIFTH: The private property of the stockholders of the Company shall not be subject to the payment of corporate debts to any extent whatsoever.

     SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way

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of this corporation or of any creditor or stockholder of this corporation or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, subject to the provisions of this Certificate of Incorporation, is expressly authorized and empowered:

          (a) To make, alter, amend or repeal the by-laws of the Company in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, subject to the power of the stockholders to amend, alter or repeal the by-laws made by the Board of Directors or to limit or restrict the power of the Board of Directors so to make, alter, amend or repeal the by-laws; provided, however, that so long as any Class A Stock shall remain outstanding the minimum number of directors shall be the lowest number required for the holders of Class A Stock to have the absolute power under all conditions and circumstances to elect a majority of the directors.

          (b) Subject to the applicable provisions of the by-laws, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books and documents of the Company, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Company, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution adopted by the Board of Directors or the stockholders of the Company entitled to vote in respect thereof.

          (c) Without the assent or vote of the stockholders, to authorize and issue obligations of the Company, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Company, real or personal, including after-acquired property.

          (d) To fix and determine, and to vary the amount of, the working capital of the Company; to determine whether any, and if any, what part of any, accumulated profits shall be declared in dividends and paid to the stockholders; to determine the time or times for the declaration and payment of dividends; to direct and to determine the use and disposition of any surplus or net profits over and above the capital stock paid in; and in its discretion the Board of Directors may use or apply any such surplus or accumulated profits in the purchase or acquiring of bonds or other pecuniary obligations of the Company to such extent, in such manner and upon such terms as the Board of Directors may deem expedient.

          (e) To sell, lease or otherwise dispose of, from time to time, any part or parts of the properties of the Company and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

      In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or

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done by the Company, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the by-laws of the Company.

     EIGHTH: No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for such reason, or solely because such director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes such contract or transaction, or solely because such director is counted in determining the presence of a quorum at such meeting and votes upon the authorization of such contract or transaction, if (a) the material facts as to such director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members thereof, even though such disinterested members be less than a quorum, or (b) the material facts as to such director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders, or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     NINTH: Limitation of Liability; Indemnification.

A. Limitation of Directors' Liability.

     To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section A of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

B. Indemnification.

     1. Right to Indemnification. The Company shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

     2. Insurance, Contracts and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in Section B-1 of this Article or incurred by any Indemnitee in connection with any Proceeding referred to in Section B-1 of this Article, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any director, officer, employee or agent of the Company in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use

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other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

     3. Indemnification Not Exclusive Right. The right of indemnification provided in this Article shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Article shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Article and shall be applicable to proceedings commenced or continuing after the adoption of this Article, whether arising from acts or omissions occurring before or after such adoption.

     4. Advancement of Expenses; Procedures; Presumptions and Effects of Certain Proceedings; Remedies. In furtherance but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article:

     (a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Company within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article.

     (b) Procedure for Determination of Entitlement to Indemnification. (i) To obtain indemnification under this Article, an Indemnitee shall submit to the Secretary of the Company a written request, including such documentation as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

     (ii) The Indemnitee's entitlement to indemnification under this Article shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the stockholders of the Company entitled to vote (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to such stockholders for their determination); or (D) as provided in Section B-4(c) of this Article.

     (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section B-4(b)(ii) of this Article, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object.

     (c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article, the Indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section B-4(b)(i), and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section B-4(b) of this Article to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after the receipt by the Company of the request therefor

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together with the Supporting Documentation, the Indemnitee shall be entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section B-1, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

     (d) Remedies of Indemnitee. (i) In the event that a determination is made pursuant to Section B-4(b) of this Article that the Indemnitee is not entitled to indemnification under this Article, (A) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article.

     (ii) If a determination shall have been made or deemed to have been made, pursuant to Section B-4(b) or (c), that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that (C) advancement of expenses is not timely made pursuant to Section B-4(a) or (D) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section B-4(b) or (c), the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court of the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a "Disqualifying Event"); provided, however, that in any such action the Company shall have the burden of proving the occurrence of such Disqualifying Event.

     (iii) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section B-4(d) that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article.

     (iv) In the event that the Indemnitee, pursuant to this Section B-4(d), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Article, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by him if the Indemnitee prevails in such judicial adjudication. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

     (e) Definitions. For purposes of this Section B-4:

          (i) "Disinterested Director" means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

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          (ii) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (A) the Company or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Article. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Article.

     5. Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     TENTH: To the extent deemed necessary or appropriate by the Board of Directors to enable the Company to engage in any business or activity directly or indirectly conducted by it in compliance with the laws of the United States of America as now in effect or as they may hereafter from time to time be amended, the Company may adopt such by-laws as may be necessary or advisable to comply with the provisions and avoid the prohibitions of any such law. Without limiting the generality of the foregoing, such by-laws may restrict or prohibit the transfer of shares of capital stock of the Company to, and the voting of such stock by, aliens or their representatives, or corporations organized under the laws of any foreign country or their representatives, or corporations directly or indirectly controlled by aliens or by any such corporation or representative.

     ELEVENTH: The Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereinafter amended are granted subject to the right reserved in this Article ELEVENTH.